QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

[CTA PUBLIC RELATIONS LETTERHEAD]

FOR IMMEDIATE RELEASE: March 3, 2005

CONTACT:	Jacobs Entertainment, Inc. Stephen R. Roark, President of Casino Operations and Chief Financial Officer 303-582-1117 ext. 7249

Jacobs Entertainment, Inc. Announces Completed Financing and Acquisitions

        BLACK HAWK, Colorado—Jacobs Entertainment, Inc., an owner and operator of multiple gaming properties, today announced the completion of a $23 million "tack-on" to the Company's outstanding Senior Secured Notes. The terms of the new notes are the same as the existing notes, which carry a coupon rate of 11 7/8% per annum and mature February, 2009. There will be no change to the rating of the existing notes and the additional notes will carry the same rating of B2 and B, by Moody's and Standard & Poor's, respectively.

        The financing required the consent of the holders of a majority of the existing $125,000,000 of Senior Secured Notes. The Company was successful in obtaining the consent of the holders of 95% of these notes.

        Of the proceeds from the financing, $22,500,000 were used to purchase three truck plaza video gaming facilities in Louisiana from a related party.

        Libra Securities, LLC acted as placement agent and consent solicitation agent for Jacobs Entertainment in connection with the transaction.

        Based in Black Hawk, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk, the Gilpin Hotel Casino in Black Hawk, The Gold Dust West Casino in Reno, Nevada, Colonial Downs Racetrack, six related off-track wagering facilities and six truck plaza video gaming facilities located in Louisiana and a share in the gaming revenues of an additional truck plaza located in Louisiana.

        Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

QuickLinks

Jacobs Entertainment, Inc. Announces Completed Financing and Acquisitions